POWER OF ATTORNEY

                        I, Stephen M. Carter, do hereby give authority to the Corporate Secretary, any Assistant Secretary, or any other officer of Cleco Corporation, of which I am an officer, to sign on my behalf, from time to time at my direction, the forms which may be required to be filed with the Securities and Exchange Commission in my name under the provisions of Section 16 of the Securities Exchange Act of 1934.

                        IN WITNESS WHEREOF, the undersigned has executed this instrument as of the _5th_ day of ______May_______, 20_03_.

      /s/ Stephen M. Carter

Stephen M. Carter